Exhibit 99.1

FranklinCovey Announces Completion of the Sale of its Consumer Solutions Business Unit and an Investor Webinar to be held on July 11, 2008

FranklinCovey to Use Proceeds From Sale to Repurchase Common Stock

SALT LAKE CITY, July 7, 2008, — FranklinCovey (NYSE: FC) today announced that it has completed its previously announced sale of substantially all of the assets of its Consumer Solutions Business Unit (CSBU) to Franklin Covey Products, LLC.  Franklin Covey Products, LLC, which is controlled by Peterson Partners, a private equity firm, purchased the CSBU assets for $32.0 million in cash subject to adjustments for net working capital.  FranklinCovey invested $1.755 million to purchase a 19.5% voting interest in the new company and made a $1.0 million preferred capital contribution with a 10 percent priority return.  The Company also has the opportunity to earn contingent license fees as Franklin Covey Products, LLC achieves certain performance objectives.

FranklinCovey currently intends to utilize the net sale proceeds to repurchase shares of its common stock pursuant to a Dutch auction tender offer, which it anticipates will commence in the fourth quarter of fiscal 2008.

Investor Webinar

The Company also announced that it will host an investor webinar to discuss with shareholders and the financial community the Company’s financial results for its fiscal quarter and three quarters ended May 31, 2008, the recent sale of the CSBU assets, and to the extent applicable, the proposed self tender offer.  The discussion will be held on Friday, July 11, 2008 at 11:00 a.m. Eastern Daylight time (9:00 a.m. Mountain Daylight time).

Interested persons can participate by calling 1-888-396-2356, access code: 88095150 and by logging on to http://phx.corporate-ir.net/phoenix.zhtml?p=irol-eventDetails&c=102601&eventID=1895357.

About FranklinCovey

FranklinCovey (NYSE: FC) is the global consulting and training leader in the areas of strategy execution, customer loyalty, leadership and individual effectiveness.  Clients include 90 percent of the Fortune 100, more than 75 percent of the Fortune 500, thousands of small- and mid-sized businesses, as well as numerous government entities and educational institutions. FranklinCovey (www.franklincovey.com) has 46 direct and licensee offices providing professional services in 147 countries.

About Peterson Partners

Peterson Partners, a leading Intermountain West investment firm based in Salt Lake City, Utah, specializes in investing in small- to mid-sized companies, and has a track record of successful investments including JetBlue, Making Memories, EnergySolutions, 3form, Cranium, Asurion, Instashred, Winder Farms, MITY Enterprises, and Diamond Rental. Founded in 1995, Peterson Partners has managed over $400 million in committed capital through five funds.

Forward-Looking Statements

This press release contains forward-looking statements related to, among other things, a proposed tender offer.  These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from those contemplated in the forward-looking statements. Such risks and uncertainties include, but are not limited to, the Company may decide, for any number of reasons, not to pursue the tender offer, the conditions to any such tender offer may not be satisfied, market conditions and the price of the Company’s stock may not be favorable, general economic conditions, the Company’s cash needs, shareholders may not tender shares in response to the offer in sufficient numbers to make the tender offer advisable and other risks and uncertainties outlined in the Company’s documents filed with the SEC, including the Company’s most recent annual report on Form 10-K for the fiscal year ended August 31, 2007 as filed with the Securities and Exchange Commission. All forward-looking statements and other information in this press release are based upon information available as of the date of this press release. Such information may change or become invalid after the date of this press release, and, by making these forward-looking statements, the Company undertakes no obligation to update these statements after the date of this press release, except as required by law.

Tender Offer Statement

This press release is for informational purposes only and is not an offer to buy, or the solicitation of an offer to sell, any shares. The full details of any tender offer, including complete instructions on how to tender shares, will be included in the offer to purchase, the letter of transmittal and related materials, which would be mailed to shareholders promptly following commencement of the offer. Shareholders should read carefully the offer to purchase, the letter of transmittal and other related materials when they are available because they will contain important information. Shareholders may obtain free copies, when available, of the offer to purchase and other related materials that will be filed by FranklinCovey with the Securities and Exchange Commission at the Commission’s website at www.sec.gov. When available, shareholders also may obtain a copy of these documents, free of charge, from FranklinCovey’s information agent to be appointed in connection with the offer.

Investor Contact:
FranklinCovey
Steve Young
801-817-1776
Steve.Young@franklincovey.com

Media Contact:
FranklinCovey
Debra Lund
801-244-4474
Debra.Lund@franklincovey.com